UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2007
IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19591	33-0245076
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Parker, Suite 100
Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 470-4751
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Effective May 25, 2007, IDM Pharma, Inc. (the “Company”) entered into an employment agreement with Timothy P. Walbert, age 40, to serve as the Company’s President and Chief Executive Officer. Mr. Walbert replaces Jean-Loup Romet-Lemonne, M.D., who is leaving to pursue other opportunities. Mr. Walbert’s employment agreement provides that he will receive a minimum annual salary of $390,000 and will be eligible to earn an annual performance-based bonus in a target amount of up to 50% of his annual base salary. Such annual performance-based bonus will be prorated for fiscal year 2007 based on the number of days Mr. Walbert is employed by the Company in 2007. Under the employment agreement, the Company has agreed to grant Mr. Walbert an option to purchase 200,000 shares of the Company’s common stock under the Company’s stock option plan (the “Option”), subject to the approval by the stockholders at the 2007 annual meeting of an amendment to such stock option plan to increase the number of shares available for issuance. The Option vests ratably on a daily basis over a four-year period from the grant date, subject to Mr. Walbert’s continued employment with the Company. In addition, under the agreement, effective as of May 25, 2007, the Company has granted Mr. Walbert the right to receive a deferred issuance restricted stock grant of 80,000 shares of the Company’s common stock (the “RSU”), subject to the approval by the stockholders at the 2007 annual meeting of an amendment to such stock option plan to increase the number of shares available for issuance. The RSU will vest as to 40,000 of the underlying shares on May 25, 2008 and as to 40,000 of the underlying shares on May 25, 2009, subject to Mr. Walbert’s continued employment with the Company. Mr. Walbert will also be reimbursed for reasonable moving expenses associated with moving his place of residence from the Chicago, Illinois area to Irvine, California up to a maximum of $25,000, for the cost of renting a residence in the Orange County area for a period of up to 6 months at a maximum of $4,500 per month and for up to $5,000 of legal fees in connection with negotiating his employment agreement.
In the event that the Company terminates Mr. Walbert’s employment without cause (as “cause” is defined in the employment agreement), or Mr. Walbert terminates his employment with good reason (as “good reason” is defined in the employment agreement), Mr. Walbert will be entitled to the following, subject to the execution by him of an effective waiver and release of claims against the Company:
— severance payments, consisting of the equivalent of twelve months of Mr. Walbert’s base salary in effect at the time of termination, accrued but unpaid amounts of Mr. Walbert’s base salary, earned but unpaid disrectionary bonuses for any prior period, accrued but unpaid business expenses, accrued but unused vacation time earned, and a pro-rated bonus for the year of termination, all to be paid in a lump sum;
— reimbursement for a portion of COBRA health insurance premiums for up to 12 months or until the date he begins full time employment with another entity that provides comparable health insurance coverage; and
— equity award acceleration as follows:
          * if the termination occurs prior to May 25, 2008 and the termination is not in connection with a change in control (as “change in control” is defined in the employment agreement) of the Company, the vesting of the RSU and the Option will be accelerated so that 40,000 shares of the RSU will be vested and 25% of the Option will be vested effective upon such termination;
          * if the termination occurs on or after May 25, 2008 and the termination is not in connection with a change in control of the Company, the vesting of the RSU will be accelerated so that the RSU will be fully vested effective upon such termination; or
          * if the termination occurs within 90 days immediately preceding or 12 months immediately following a change in control of the Company, the vesting of the Option and the RSU will be accelerated so that the Option and the RSU will be fully vested effective upon such termination.
As permitted by Delaware law, the Company will also enter into an indemnity agreement with Mr. Walbert in connection with his appointment as President and Chief Executive Officer.

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective as of May 25, 2007, Jean-Loup Romet-Lemonne, M.D. is leaving the Company to pursue other opportunities and will no longer serve as Chief Executive Officer of the Company.
Effective May 25, 2007, Timothy P. Walbert, age 40, was appointed the Company’s President and Chief Executive Officer. Mr. Walbert joins the Company from NeoPharm, Inc. where he was Executive Vice President of Commercial Operations from January 2006 to May 2007. From June 2001 to August 2005, Mr. Walbert served as Divisional Vice President of Global Cardiovascular Marketing and Divisional Vice President and General Manager of Abbott Immunology. From December 1999 to June 2001, Mr. Walbert served as Director-Celebrex North America and Arthritis Team Leader, Asia Pacific, Latin America and Canada of Searle/Pharmacia, a pharmaceutical company. Mr. Walbert earned a Bachelor of Arts in business from Muhlenberg College in Allentown, PA.
The Company entered into an employment agreement and will also enter into an indemnity agreement with Mr. Walbert. Reference is made to Item 1.01 of this Current Report.
The Company expects to elect Mr. Walbert to the Board of Directors of the Company (the “Board”) at the next regularly scheduled meeting of the Board.
A copy of the press release announcing Mr. Walbert’s appointment as President and Chief Executive Officer of the Company is attached as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release of IDM Pharma, Inc. dated May 29, 2007.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDM PHARMA, INC.
Date: May 29, 2007	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release of IDM Pharma, Inc. dated May 29, 2007.